EXHIBIT 99.1

Contacts:

Caraco Pharmaceutical - Daniel Movens or Jitendra Doshi – P: (313) 871-8400
Caraco Pharmaceutical - Aaron Miles - P: (313) 556-4150

FOR IMMEDIATE RELEASE

Caraco Pharmaceutical Laboratories Ltd. Reports Record Sales for the Second Quarter and Six Months of Fiscal 2007, Net Sales Rise 43% and 42%, Respectively

DETROIT, Michigan, October 19, 2006 -- Caraco Pharmaceutical Laboratories, Ltd. (Amex: CPD) posted record net sales for the second quarter and six months of fiscal 2007, ended September 30, 2006, of $28.3 million and $53.0 million, respectively, as compared to $19.8 million and $37.4 million for the corresponding periods of fiscal 2006. This represents an increase of 43% and 42% over second quarter and six months of fiscal 2006, respectively. Net income grew to $2.3 million and $7.3 million in the second quarter and six months of fiscal 2007, respectively, as compared to a net loss of $4.8 million and $3.2 million during the corresponding periods of fiscal 2006.

Daniel H. Movens, Caraco’s Chief Executive Officer, said, “We are pleased with the direction and overall performance of the company, highlighted by three product approvals during the quarter and the record sales revenue growth. Our team consistently performs well on the execution of our plan. All functional areas of our company are unified in support of this continued performance toward excellence. We continue to remain profitable on both a cash and non-cash basis. Our sales performance has outpaced our overall expenses even as we add additional expense to support our growth in the quality assurance and quality control areas of our Company.”

Second Quarter and Six Months Fiscal 2007 Results

During the second quarter and six months of fiscal 2007, net sales rose to a record $28.3 million and $53.0 million, respectively, from $19.8 million and $37.4 million for the corresponding periods of fiscal 2006. Gross profit during the relevant periods improved to $14.2 million and $27.2 million, as compared to $9.7 million and $17.9 million for the corresponding periods of fiscal 2006, reflecting an increase of over 46% and 52%, respectively. The improvements in gross profit were primarily due to the continued increase in sales, and to an improved balance in the mix of customers partially offset by price erosion. It also reflects changes in product selection being sold to our customer base.

SG&A expenses for the second quarter and six months of fiscal 2007 were $2.4 million and $4.5 million respectively, compared to $1.9 million and $3.6 million for the corresponding periods of fiscal 2006. During the second quarter of fiscal 2007, the percentage of SG&A dropped one percentage point to 8%, as compared to 9% in the corresponding period of fiscal 2006. Similarly, it declined two percentage points to 8% for the six months of fiscal 2007, as compared to 10% for the corresponding period of fiscal 2006.

Total R&D expenses were $9.7 million and $15.8 million during the second quarter and six months of fiscal 2007, as compared to $12.7 million and $17.6 million during the corresponding periods of fiscal 2006. This included $7.4 million and $11.8 million in the second quarter and six months of fiscal 2007, respectively, in non-cash R&D expense, as compared to $10.7 million and $13.9 million during the corresponding periods of fiscal 2006. The cash R&D expenses during the second quarter and six months of fiscal 2007 were slightly higher compared to cash R&D expenses during the corresponding periods of fiscal 2006 due to increased internal R&D activity and initial milestone payments paid to a third party for initiating technology transfer of two products. In regard to the 25-product agreement with Sun, all products have been selected with 23 passing their bio-equivalency studies. There are only two products remaining to be transferred and pass bio-equivalency studies as part of this product agreement. We expect that one of these products will pass its bio-equivalency study prior to the end of fiscal 2007 and the other will most likely be completed by the end of the first quarter of fiscal 2008. During the second quarter of fiscal 2007, we received approvals for three ANDAs and also filed three ANDAs, which brings our total to 17 products pending approval at the FDA, including two tentative approvals.

Our performance resulted in a net income of $2.3 million ($0.06 income per diluted share) and $7.3 million ($0.19 income per diluted share) for the second quarter and six months of fiscal 2007, respectively, as compared to a net loss of $4.8 million ($0.18 loss per diluted share) and $3.2 million ($0.12 loss per diluted share), for the corresponding periods of fiscal 2006.

Mr. Movens stated, “Our current operating cash position continues to improve and we remain free of debt. We generated $14.3 million in cash during the six months of fiscal 2007, as compared to the utilization of $2.7 million from operations during the corresponding period of fiscal 2006. During the second quarter of fiscal 2007, we acquired a facility that currently houses our bottling operation for $1.7 million. We anticipate this acquisition and the subsequent transition will improve overall costs in packaging, increase our visibility in production and planning while improving throughput on a long-term basis. Additionally, we still have a short-term line of credit available from JP Morgan Chase Bank, N.A. of $10.0 million dollars, which provides us with flexibility in determining expansion efforts for increased capacity.

“Our working capital continues to improve. At September 30, 2006, we had working capital of $56.9 million as compared to working capital of $41.4 million at the end of March 31, 2006. At the end of the second quarter fiscal 2007, we had shareholders’ equity of $75.5 million as compared to $56.4 million at the end of March 2006.”

Mr. Movens added, “While the development of new products will increase our cash R&D expense and will impact EPS, we expect that we will continue to have the cash available, among other things, to meet increased working capital requirements, fund potential Paragraph IV Certification litigation and finance further capital investments.

“We continue to expand and upgrade our facilities, increase our staff by attracting talented individuals to our company and improve our customer base. Our efforts of augmenting our pipeline of products through internal and alternate research and development, combined with Sun’s development pipeline have added momentum. This, along with managing the basic fundamentals of the business should permit Caraco to grow at a reasonable level. Based on current trends, we continue to believe we will achieve a minimum of 25-30% growth for fiscal 2007 compared to fiscal 2006,” stated Mr. Movens.

“We are confident that, although gross profit margins may come down due to price erosion, our sales growth, product portfolio improvements and execution of our plans will offset any long-term impact. However, lower growth rates and gross margins may result should the pricing pressures become more severe than anticipated. Management has and will continue to work diligently to counter the pricing pressures through increased sales volumes, expansion of our customer base, improved productivity, and better-cost absorption of operational overheads, cost reductions and increased development plans,” Mr. Movens said.

Mr. Movens added, “We believe the competitive environment we find ourselves in is conducive to our success. Due to our size and management structure, we believe that we are able to move swiftly and effectively. We are disciplined and have the ability to execute our plan. We feel that we are substantially compliant with cGMP, and continue to invest in improved systems, training and personnel in quality assurance, quality control and manufacturing to improve our overall performance in quality.”

This press release should be read in conjunction with our Form 10-Q which has more detailed information on the second quarter and six month’s results of fiscal 2007.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic and private-label pharmaceuticals to the nation’s largest wholesalers, distributors, drugstore chains and managed care providers.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission and include: information that is of a preliminary nature and may be subject to adjustment, not obtaining or delays in obtaining FDA approval for new products, governmental restrictions on the sale of certain products, dependence on key personnel, development customer acceptance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launches, integrity and reliability of the Corporation’s data, lack of success of attaining full compliance with regard to regulatory and cGMP compliance, experiencing difficulty in managing our recent rapid growth and anticipated future growth, dependence on limited customer base, occasional credits to certain customers reflecting price reductions on products previously sold to them and still available as shelf-stock, possibility of an incorrect estimate of charge-backs and the impact of such an incorrect estimate on net sales, gross profit and net income, dependence on few products generating majority of sales, product liability claims for which the Company may be inadequately insured, subjectivity in judgment of management in applying certain significant accounting policies derived based on historical experience, terms of contracts, our observations of trends of industry, information received from our customers and other sources, to estimate revenues, accounts receivable allowances including chargebacks, rebates, income taxes, values of assets and inventories, litigation involving claims of patent infringement, litigation involving claims for royalties relating to a prior contract for one product and other risks identified in this report and identified from time to time in our reports and registration statements filed with the Securities and Exchange Commission. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.

Financial Statements to Follow

CARACO PHARMACEUTICAL LABORATORIES, LTD.

UNAUDITED STATEMENTS OF OPERATIONS

	Six Months ended September 30,		Quarter ended September 30,

	2006	2005	2006	2005

Net sales	$53,031,116	$37,408,932	$28,279,969	$19,796,402

Cost of goods sold	25,788,987	19,532,259	14,045,813	10,081,440

Gross profit	27,242,129	17,876,673	14,234,156	9,714,962

Selling, general and administrative expenses	4,502,861	3,567,885	2,386,421	1,863,252

Research and development costs - affiliate	11,761,280	13,910,080	7,382,080	10,667,840

Research and development costs – other	4,043,476	3,664,387	2,346,317	2,034,480

Operating income (loss)	6,934,512	(3,265,678)	2,119,339	(4,850,610)

Other income

Interest expense	(28,194)	—	(28,194)	—

Interest income	350,247	53,310	219,327	26,166

Other income	39,889	8,998	58	4,828

Other income	361,943	62,308	191,191	30,994

Net income (loss)	$7,296,454	($3,203,370)	$2,310,530	($4,819,616)

Net income (loss) per common share

Basic	0.28	(0.12)	0.09	(0.18)

Diluted	0.19	(0.12)	0.06	(0.18)

Weighted number of Shares

Basic	26,429,040	26,377,065	26,429,040	26,377,065

Diluted	38,463,119	26,377,065	39,106,236	26,377,065